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                         December 15, 2023

       Carol Tom
       Chief Executive Officer
       United Parcel Service, Inc.
       55 Glenlake Parkway, N.E.
       Atlanta, GA 30328

                                                        Re: United Parcel
Service, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 20,
2023
                                                            File No. 001-15451

       Dear Carol Tom  :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program